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                     September 8, 2022

       Pedro Arnt
       Chief Financial Officer
       MercadoLibre, Inc.
       WTC Free Zone
       Dr. Luis Bonavita 1294, Of. 1733, Tower II
       Montevideo, Uruguay 11300

                                                        Re: MercadoLibre, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-33647

       Dear Mr. Arnt:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services